Exhibit 23.4

W. D. Von Gonten & Co.
Petroleum Engineering
10496 Old Kay Road, Suite 200
Houston, Texas 77043

CONSENT OF W.D. VON GONTEN & CO.

As independent oil and gas consultants, W.D. Von Gonten & Co. hereby consents to the use of our name and the incorporation by reference in the Form S-8 of Evolution Petroleum Corporation, and as referenced in the Annual Report on Form 10-K for the year ended June 30, 2016 of Evolution Petroleum Corporation, filed on September 9, 2016, of information from our reserves report with respect to the reserves of Evolution Petroleum Corporation "as of July 1, 2005 through July 1, 2013."

Yours truly,

/s/William D. Von Gonten, Jr.

William D. Von Gonten, Jr.
President
TX#73244

February 14, 2017